News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:
Airgas Announces $5 Billion Sales Goal for Fiscal 2011
RADNOR, PA — September 6, 2007 — Airgas, Inc. (NYSE: ARG) is announcing today at the Company’s 2007 Analysts Meeting in Philadelphia that it has set strategic goals for fiscal 2011 of more than $5 billion in sales, operating margins of 13% to 13.5%, and return on capital of 15% to 15.5%*.
“This fiscal year ending March 31, 2008 we expect sales of about $4 billion with an operating margin of 11.5% to 12% and return on capital in excess of 13%*,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The strategic approach that we have taken to develop our infrastructure has created tremendous value for our customers. By providing an outstanding platform of products and services, including packaged and bulk gases, welding hardgoods, safety supplies, and contractor equipment with our Red-D-Arc rental welders and related equipment, our customers know that they can look to Airgas for everything their job requires.”
Mike Molinini, executive vice president and chief operating officer, will highlight the Company’s success in achieving gas supply chain efficiencies and in growing its strategic growth platforms of bulk, medical, and specialty gases, safety products, and carbon dioxide. He will also note the Company’s progress in extending its services beyond basic products, with its enhanced ability to provide engineered solutions geared to meet specific customer needs. Molinini commented, “At Airgas, it is not just about the molecules. We are distinguishing ourselves by developing solutions to complex customer problems, further enhancing our value to our customers.”
Bob McLaughlin, senior vice president and chief financial officer, will discuss the assumptions for fiscal 2011 goals, including:
•	Annual same-store sales growth in mid-single digits

•	$100 million to $150 million in acquired sales per year for fiscal years 2009 through 2011

•	Capital expenditures of 5% to 6% of sales annually

Exhibit 99.1 Dated 9-6-07.doc/Page 2
McLaughlin also noted, “We will continue to build on our solid financial profile, focused on the key metrics that drive shareholder value, and an operating culture committed to continuous process improvement. We have a proven track record of executing on strategic objectives.”
Other presenters at the Analysts Meeting include Mike Rohde, senior vice president of distribution operations, who will discuss operational efficiency programs and the integration of the Linde packaged gas business; and Tom Thoman, senior vice president of Airgas Merchant Gases, who will discuss the integration of the bulk business acquired from Linde.
The presentation materials and the reconciliations for non-GAAP financial measures presented are available in the “Investor Information” section under the “Company Information” heading on the Company’s Internet site at www.airgas.com. A webcast of the presentation, which is about three hours long, is available live at 9:00 a.m. ET today and on demand through October 5, 2007 at http://www.shareholder.com/arg/medialist.cfm.
*See attached reconciliations of non-GAAP financial measures associated with the projected return on capital calculations.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Exhibit 99.1 Dated 9-6-07.doc/Page 3
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: strategic goals for fiscal 2011 of more than $5 billion in sales, operating margins of 13% to 13.5%, and return on capital of 15% to 15.5%*; expectations for sales of about $4 billion with an operating margin of 11.5% to 12% and return on capital in excess of 13%* in Fiscal 2008; the assumptions for fiscal 2011 goals, including annual same-store sales growth in mid-single digits, $100 million to $150 million in acquired sales per year for fiscal 2009 through 2011, and capital expenditures of 5% to 6% of sales annually; and our expectation to continue to build on our solid financial profile, to focus on the key metrics that drive shareholder value, and to our operating culture committed to continuous process improvement. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: our ability to successfully integrate the former Linde U.S. packaged gas business and bulk business, including retention of both customers and employees; supply availability and cost pressures; increased industry competition; customer acceptance of price increases; our ability to successfully consummate and integrate acquisitions; a disruption to our business from integration issues associated with acquisitions; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of hurricanes and other catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Form 10-K dated March 31, 2007, and other reports filed by the Company with the Securities and Exchange Commission.
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Exhibit 99.1 Dated 9-6-07.doc/Page 4
Reconciliation: Return on Capital

($ millions)	FY11E	FY08E

Operating Income (TTM)	$660	$470

5-Quarter Averages:
Total Assets	4,440	3,610
Securitized Trade Receivables	380	290
Current Liabilities (net of debt)	(520)	(420)

Average Capital Employed	$4,300	$3,480

Return on Capital	15.3%	13.5%
Quarterly averages used in the computation of return on capital above reflect the impact of material acquisitions as of their acquisition date. The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations.